UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FARMER BROS. CO.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On October 31, 2016, Farmer Bros. Co. issued the following statement.

Farmer Bros. Co. Files Definitive Proxy Materials and Mails Letter to Stockholders

Urges Stockholders to Vote “FOR” Each of Farmer Bros.’ Highly Qualified Director Nominees

on the GOLD Proxy Card

Provides Additional Detail on Management’s Successful Execution of the Company’s Turnaround Plan and

Refreshed Leadership Driving Improved Performance and Higher Value

The Waite Group Offers No Plan and Has Nominated Candidates that the Board Believes Would Add No Value and Would Derail the Company’s Proven Turnaround Plan

FT. WORTH, Texas – October 31, 2016 – Farmer Bros. Co. (NASDAQ: FARM, the “Company” or “Farmer Bros.”) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its Annual Meeting of Stockholders to be held on December 8, 2016. The Company’s stockholders of record as of October 17, 2016 will be entitled to vote at the meeting.

The Farmer Bros.’ Board of Directors (the “Board”) recommends that stockholders vote on the GOLD proxy card “FOR” the Company’s experienced and highly qualified directors: Michael H. Keown, Charles F. Marcy and Christopher P. Mottern.

In conjunction with the mailing of the Company’s definitive proxy statement, Farmer Bros. is mailing a letter to its stockholders with several important points for investors to consider:

•	The Board and management team have led a successful turnaround that has driven an increase in the Company’s stock price of over 225%, representing over $400 million in value creation for stockholders since the Board appointed Mr. Keown as President and Chief Executive Officer. Under the current leadership, Farmer Bros.’ total stockholder return has consistently outperformed the market and the Company’s industry peers.[i]

•	The Board and management team are successfully driving green coffee pound volume increases, improving profitability and executing a thoroughly planned corporate relocation that is expected to rationalize and simplify the Company’s supply chain and produce annualized cost savings of approximately $18 million to $20 million.

•	The Board, with enhanced governance and fresh perspectives from a new independent Chairman and five new directors added in the past five years, is highly engaged and has the right mix of independence, experience, expertise, company knowledge and Farmer family representation to deliver value to all stockholders.

•	The Board believes that the Waite Group’s nominees bring no added value to the Board and lack the necessary qualifications and experience to lead the Company and enhance stockholder value.

•	The Board believes that electing the Waite Group’s nominees would put your investment in Farmer Bros. at significant risk. The Board believes that the Waite Group has made false and misleading statements and failed to present Farmer Bros. and its stockholders with any plan to deliver superior value. If elected, the Board believes that the Waite Group’s nominees would derail the Company’s proven turnaround plan.

The full text of the letter being mailed to stockholders follows:

VOTE THE ENCLOSED GOLD PROXY CARD TODAY

“FOR” ALL THREE OF FARMER BROS.’ HIGHLY QUALIFIED DIRECTOR NOMINEES

October 31, 2016

Dear Farmer Bros. Co. Stockholder:

At the Farmer Bros. Co. (the “Company” or “Farmer Bros.”) 2016 Annual Meeting of Stockholders on December 8, 2016, you will be asked to make an important decision regarding the composition of the Company’s Board of Directors (the “Board”) that the Board believes will impact the future of the Company and the value of your investment.

Under the leadership and direction of the Board and President and Chief Executive Officer Michael Keown, Farmer Bros. continues to successfully execute a proven turnaround plan that is expanding the Company’s customer base, improving operational performance, reducing costs through corporate relocation initiatives and creating substantial value for all stockholders. Despite this track record, Carol Farmer Waite and certain other individuals (collectively, the “Waite Group”) have publicly stated that they will solicit proxies in opposition to the Board’s three highly qualified nominees for reelection in order to elect three of their own nominees to the Board.

Your Board has thoughtfully reviewed the Waite Group’s nominees, and believes that replacing any of the Board’s candidates for reelection with any of the Waite Group’s nominees would deprive the Company of skills and expertise that have significantly contributed to the Company’s turnaround.

Your vote is very important. The Board encourages you to protect the value of your investment in Farmer Bros. by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided or by voting over the Internet or by telephone today.

Farmer Bros. Has the Right Board, Management Team and Plan

✓	Delivering superior value for all stockholders

✓	Executing a proven turnaround plan

✓	Advancing corporate relocation and achieving cost savings

✓	Driving strong financial results, including a return to profitability

✓	Effective Board leadership with the right mix of expertise

CURRENT BOARD AND MANAGEMENT TEAM DELIVERING TOTAL STOCKHOLDER

RETURN THAT SIGNIFICANTLY EXCEEDS MARKET AND PEERS

Under the direction of the current Board and management team, the Company continues to execute a successful turnaround that has created substantial value for all stockholders. Since March 13, 2012, when the Board appointed Mr. Keown as President and Chief Executive Officer, Farmer Bros.’ stock price has appreciated over 225%, representing strong value creation of over $400 million for stockholders.i In that timeframe, the Company’s total stockholder return outperformed the Russell 2000 Index as well as the Food Processing Index. Additionally, the Company’s total stockholder return has consistently outperformed both the S&P 500 and its peer set over almost any timeframe since 2012:

Total Stockholder Return

since March 2012ii,iii

•	Since March 13, 2012, Farmer Bros.’ total stockholder return has been ~227% vs. ~71% for the S&P 500 and ~86% for its peers

•	Over the past three years, Farmer Bros.’ total stockholder return has been ~139% vs. ~37% for the S&P 500 and ~37% for its peers

•	Over the past year, Farmer Bros.’ total stockholder return has been ~33% vs. ~18% for the S&P 500 and ~17% for its peers

YOUR BOARD AND MANAGEMENT TEAM ARE DRIVING VOLUME AND SALES

INCREASES, COST REDUCTIONS AND IMPROVEMENT IN PROFITABILITY

From fiscal 2012 through fiscal 2016, the Company has won significant new customers and expanded existing customer programs, and, within the last year, has realigned its Direct Store Delivery organization. Such efforts helped drive an increase of green coffee pounds sold and processed of over 40% from fiscal 2012 through fiscal 2016, or compound annual growth of approximately 9% during the same time period. As a result of the successful execution of the Company’s turnaround, Farmer Bros. has increased gross margin by 493 basis points to 38.3% in fiscal 2016 from 33.4% in fiscal 2012, and reversed from a net GAAP loss of $26.6 million in fiscal 2012 to GAAP net income of $89.9 million in fiscal 2016.iv

In addition, the Board and management team are executing a corporate relocation that rationalizes and simplifies the Company’s supply chain and is expected to produce annual cost savings of approximately $18 million to $20 million. The relocation plan includes moving from an aging and inefficient facility in Torrance, California, to a new, state-of-the-art facility in Northlake, Texas. The new facility is centrally located to the Company’s nationwide customer base, provides manufacturing capacity to support future growth and is expected to introduce new efficiencies and help control supply chain costs. As of year-end fiscal 2016, the Company had already achieved more than half of the expected annual savings rate, with the majority of the savings flowing through the 220 basis point improvement in gross margin seen in fiscal 2016.

Contrary to claims made by the Waite Group, Farmer Bros.’ decision to relocate its facilities and headquarters to Texas followed a thorough, methodical and thoughtful 18+-month review of the Company’s operations as well as the potential manufacturing, distribution and supply chain savings.

THE BOARD BELIEVES THAT FARMER BROS.’ REFRESHED BOARD HAS THE RIGHT

MIX OF EXPERTISE, COMPANY KNOWLEDGE AND FRESH PERSPECTIVES TO DELIVER

VALUE TO ALL STOCKHOLDERS

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Michael H. Keown, Charles F. Marcy and Christopher P. Mottern for reelection to the Board as Class I directors.

Michael H. Keown, who joined Farmer Bros. as President and Chief Executive Officer in March 2012, has more than 25 years of consumer goods industry and executive experience, with in-depth knowledge of food manufacturing, the foodservice business, consumer branding, global sourcing, sustainability and corporate responsibility. Prior to joining Farmer Bros., Mr. Keown spent almost a decade in various executive roles at Dean Foods Company and his experience also includes roles at The Coca-Cola Company, E.&J. Gallo Winery and The Procter & Gamble Company.

Charles F. Marcy brings over four decades of experience as a senior executive, or advisor, of companies in the food industry. His corporate executive roles include most recently serving as Interim CEO of Turtle Mountain, LLC, and previously as President and CEO and a member of the Board of Directors of Healthy Food Holdings, President, CEO and a member of the Board of Directors of Horizon Organic Holdings, President of the Golden Grain Company and President of National Dairy Products Corp. In addition to his extensive industry and executive leadership experience, Mr. Marcy also brings corporate governance and public company board and executive compensation experience.

Christopher P. Mottern brings over three decades of senior executive experience in the food and beverage industry, having served as President and CEO and a member of the Board of Directors of Peet’s Coffee & Tea, Inc. In addition, he previously served as President of The Heublein Wines Group and as President and CEO of Capri Sun, Inc. Not only does Mr. Mottern provide valuable industry perspective and experience in consumer branding and risk oversight, he qualifies as an audit committee financial expert under applicable SEC rules.

The current Board, including the Board’s three nominees, is highly engaged and collectively represents a strong mix of independence, executive experience, industry expertise, deep understanding of the Company’s business, Farmer family representation and stockholder perspective:

✓	6 directors are outside, non-employee directors

✓	5 directors are independent

✓	5 directors were appointed within the last 5 years

✓	4 of the independent directors are former CEOs of public and private companies in the foodservice industry

Representing the Farmer family perspective, Jeanne Farmer Grossman, who is the sister of Carol Farmer Waite and the late Roy Edward Farmer, and the daughter of the late Roy F. Farmer, has served as a director since 2009. Additionally, Guenter W. Berger, Chairman Emeritus, has served on the Board since 1980, when he was appointed by the controlling members of the Farmer family, and Hamideh Assadi, a former manager in the Company’s tax department, was appointed to the Board in 2011 upon the recommendation of Richard F. Farmer, Ph.D.

The Waite Group’s claim that the Board lacks “significant shareholder representation,” ignores the fact that three of the seven directors on the Board today are either a member of the Farmer family or serve on the Board as a result of Farmer family actions or requests.

THE BOARD BELIEVES THAT THE WAITE GROUP’S NOMINEES LACK QUALIFICATIONS

AND EXPERIENCE AND WOULD ADD ZERO VALUE TO THE COMPANY’S BOARD

Unlike the current Board, including the three nominees for reelection, the Waite Group’s nominees do not offer the qualifications or experience necessary to enhance stockholder value.

Tom Mortenson’s knowledge of Farmer Bros. is already well represented on the Company’s Board, including by Ms. Assadi, Mr. Berger, Ms. Grossman and Mr. Keown. Mr. Mortensen does not have any C-level executive experience, has never served on the board of a public company, does not hold either an undergraduate or advanced college degree, and would not be considered “independent” under NASDAQ standards and thus would be unable to serve on any of the Board’s standing committees.

Likewise, John Samore’s experience in finance and capital management is already well represented on the Board, including by Randy Clark, Charles Marcy and Christopher Mottern, though Mr. Samore lacks the diversity of operating experience that Messrs. Clark, Marcy and Mottern bring to Farmer Bros. During his previous tenure on the Board, the Company experienced declines in both revenue and profitability. Prior to Mr. Samore’s retirement from the Board in 2007, Ms. Assadi, then a manager in the Company’s tax department, wrote a letter to the Board to express her concerns regarding the difficulty of her interactions with Mr. Samore and has since informed the Board that she would resign if Mr. Samore were elected.

Jennifer Gonzalez-Yousef would not bring any relevant experience to the Board. Despite her prior work at Deloitte Consulting LLP, she does not have any experience in finance or capital management. She also lacks executive management or public company board experience, and she is not an executive officer in her current role at WNS (Holdings) Limited, a foreign private issuer listed on the NYSE.

THE WAITE GROUP HAS MADE FALSE AND MISLEADING COMMENTS,

OFFERS NO FUTURE PLAN FOR FARMER BROS. AND THE BOARD BELIEVES

THAT THE WAITE GROUP NOMINEES WOULD DERAIL THE COMPANY’S PROVEN

TURNAROUND PLAN

The Waite Group has misled investors by materially overstating its voting authority and support among the extended Farmer family. The Waite Group’s beneficial ownership is through numerous family trusts with multiple co-trustees. In fact, while the Waite Group claims voting power of 26.4% of Farmer Bros.’ common stockv, more than half of that amount is held in trusts for which the Waite Group does not have the sole voting power. Richard F. Farmer, Ph.D. serves as a co-trustee on trusts owning approximately 12.9% of the Company’s common stock and Ms. Grossman serves as a co-trustee on trusts owning approximately 1.8% of the Company’s common stock. Under relevant law, and the terms of the trusts, where the co-trustees do not agree on how to vote the “co-trustee shares,” those shares either cannot be voted, or if they are allowed to vote, must be voted on a proportionally split basis. Without agreement from the co-trustees – which has not been provided – the Waite Group’s alleged voting power falls to either approximately 10.2% (if the “co-trustee shares” are not voted) or approximately 17.6% (if the “co-trustees shares” are voted on a proportionally split basis).v

Moreover, Dr. Farmer has publicly stated his support of the Board and management:

“…I believe the management team is executing the right strategy to position Farmer Bros. Co. to better compete and grow the business long-term and to honor the principles established by my grandfather when he founded the Company and upheld by my father when he ran the Company. Further, I recognize and appreciate the significant improvements across the Company’s operations that have already been made, which have resulted in substantial increases in the Company’s stock price…I have found the Board and management team to be open to engaging in a dialogue with stockholders and am confident in their commitment to acting in the best interest of Farmer Bros. Co. and all of the Company’s stockholders. I look forward to supporting the Company’s Board nominees at the upcoming 2016 Annual Meeting of Stockholders.”

The Waite Group has also falsely asserted that the Board and management team have made poor capital allocation decisions, while the truth is that during fiscal 2005 to fiscal 2009 when Ms. Waite served as a member of the Company’s Board, the Board regularly approved an annual cash dividend despite Farmer Bros. having $35 million of cumulative net losses. Further, Farmer Bros.’ stock price declined 36% during this same period. In contrast, since fiscal 2012 under the direction of a refreshed Board, the Company’s capital allocation policy has been organized to maximize efficiency and drive stockholder value.

The Waite Group has deliberately misled stockholders by suggesting that, if elected, the Waite Group nominees would cause the Company to “explore all reasonable options to maximize shareholder value,” which directly contradicts statements made by Ms. Waite in ongoing litigation between Ms. Waite and Dr. Farmer. In that litigation, Dr. Farmer has petitioned the court to cause the trustees to diversify the trusts’ assets, virtually all of which are shares of Company common stock and cash. Ms. Waite has refused, noting that it was the desire of the initial trustor that the trustees retain all Company shares and reinvest proceeds into additional Company shares, and stating that “…the beneficiaries and myself want to continue to [sic] with our parents, grandmother, grandfather and great-grandmother’s vision and wishes (as stated in the trusts) since we all feel that it is in our best interest to do so.”vi In other words, Ms. Waite, under penalty of perjury, has stated that she has no desire or intention to sell any Company shares held in the trusts.

The Waite Group has offered no plan to drive additional value for Farmer Bros. stockholders. Meanwhile, your Board and management team continue to successfully execute a proven turnaround strategy. The Board has reviewed – and will continue to review – alternatives to enhance value for all stockholders with a focus on driving sustainable value.

The Board believes that electing the Waite Group’s nominees would put your investment in Farmer Bros. at significant risk. If the Waite Group is successful in its efforts, the Board believes that the result would lead to:

X	Derailment of the Company’s proven turnaround strategy that is delivering strong financial results and superior stockholder value;

X	Returning to a time when the Board allocated capital to dividends at the same time the Company was accumulating significant financial losses;

X	Relying on the oversight of Mr. Samore, who was a director on the Board with Ms. Waite during a period of 36% decline in stock price; and

X	Losing four highly qualified directors who have superior skills and experience to three nominees that add no value to the Board and lack the necessary experience to enhance stockholder value.

PROTECT THE VALUE OF YOUR INVESTMENT IN FARMER BROS.:

VOTE THE GOLD PROXY CARD TODAY

The Board has a proven track record of driving growth and taking decisive action to ensure the long-term success of the Company. Your Board and management team are active, engaged and implementing the Company’s plan aimed at delivering volume and sales growth, operational improvements and increased profitability. Farmer Bros.’ current Board and management team are well positioned to guide the Company into the future and maximize value for all stockholders.

Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Farmer Bros. by voting the GOLD proxy card. Your vote is extremely important, no matter how many shares you own. We urge you to vote today by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided, or by voting over the Internet or by telephone. Please do not return or otherwise vote any white proxy card sent to you by the Waite Group.

PROTECT YOUR INVESTMENT – VOTE THE GOLD PROXY CARD TODAY.

DO NOT GIVE BOARD REPRESENTATION TO INEXPERIENCED AND UNQUALIFIED

DIRECTOR NOMINEES AND A GROUP THAT HAS FAILED TO PRESENT

A PLAN THAT WILL DELIVER VALUE TO ALL STOCKHOLDERS

We encourage you to vote today by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided, or by voting over the Internet or by telephone.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

Randy E. Clark

Chairman of the Board

Farmer Brothers’ 2016 Annual Report, which includes the Company’s Annual Report on Form 10-K, and the Company’s definitive proxy statement are available at http://proxy.farmerbros.com.

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor at the contact listed below:

470 West Avenue

Stamford, Connecticut 06902

Stockholders Call Toll Free: (800) 662-5200

Banks and Brokers Call Collect: (203) 658-9400

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants, convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers.

Headquartered in Fort Worth, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2016 and has approximately 1,600 employees nationwide. The Company’s portfolio features a wide range of coffees including Farmer Brothers®, Artisan Collection by Farmer Brothers™, Metropolitan™, Superior®, Cain’s™ and McGarvey®.

Forward-looking Statements

Certain statements in this communication constitute “forward-looking statements.” When used in this communication, the words “will,” “expects,” “anticipates,” “estimates” and “believes,” and similar expressions and statements that are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the expected cost savings relating to the Company’s corporate relocation. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact; actual results may differ materially due in part to the risk factors set forth in our most recent annual, periodic and current reports filed with the SEC.

Undue reliance should not be placed on the forward-looking statements in this communication, which are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Important Additional Information and Where to Find It

Farmer Bros. Co. has filed a definitive proxy statement and accompanying proxy card with the SEC in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s definitive proxy statement, including the schedules and appendices thereto.

THE COMPANY URGES ITS INVESTORS AND STOCKHOLDERS TO READ CAREFULLY AND IN THEIR ENTIRETY THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS OR AMENDMENTS), THE ACCOMPANYING PROXY CARD AND ANY OTHER DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Farmer Bros. Co., certain of its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s definitive proxy statement for its 2016 Annual Meeting. To the extent holdings of the Company’s securities have changed since the amounts set forth in the Company’s definitive proxy statement for the 2016 Annual Meeting, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

Copies of the definitive proxy statement (including any supplements or amendments), the accompanying proxy card, and any other documents filed by the Company with the SEC will be available free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Investor Relations section of the Company’s website at www.farmerbros.com.

Additional Information

INVESTOR CONTACT:

Isaac N. Johnston, Jr.

(682) 549-6663

Tom Ball / Mike Verrechia

Morrow Sodali

(203) 658-9400

MEDIA CONTACT:

Kelly Sullivan / Ed Trissel / Leigh Parrish

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

[i]	Stock price appreciation, stockholder value and total stockholder return from 03/13/2012 through 09/28/2016
ii	Source: FactSet as of 09/28/2016; Note: TSR represents total stockholder return assuming dividends reinvested in the security as of the ex-date; Peers include: THS, DNKN, BGS, FIZZ, SPTN, SNAK and JVA; excludes Boulder Brands in all periods presented as they are no longer a public company
iii	As of 03/13/2012
iv	The 2016 fiscal year GAAP net income included non-cash income tax benefit of $80.3 million from the release of valuation allowance on deferred tax assets.
[v]	Based on the Company’s records and previous disclosure filed by the Waite Group with SEC, the Company believes the amount of shares that the Waite Group beneficially owns is 4,184,618 (or 24.9% of the Company’s outstanding shares). More than half of those shares are held in trusts for which the Waite Group does not have sole voting power.
vi	In the Matter of Declaration of Trust, dated May 3, 1972, FBO Roy Francis Farmer, Respondent Carol Lynn Farmer Waite’s Response to Petition for Instructions to (1) Diversify; (2) Distribute Income; and (3) Construe Term dated July 21, 2015